UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2007 (April 18, 2007)

LINEAR TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14864	94-2778785
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1630 McCarthy Boulevard

Milpitas, CA 95035

(Address of principal executive offices, including zip code)

(408) 432-1900

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On April 18, 2007, Linear Technology Corporation (“Linear”) entered into agreements in connection with the following transactions: (1) the issuance of $1.0 billion aggregate principal amount of its 3.00% Convertible Senior Notes due May 1, 2027 (the “2027A Notes”), (2) the issuance of $700 million aggregate principal amount of its 3.125% Convertible Senior Notes due May 1, 2027 (the “2027B Notes” and, together with the 2027A Notes, the “Notes”) and (3) the entry into an accelerated share repurchase transaction with an affiliate of the initial purchaser.

Issuance of the Notes

On April 18, 2007, Linear entered into a purchase agreement with an initial purchaser (the “Purchase Agreement”) to offer and sell $1.0 billion aggregate principal amount of its 2027A Notes and $700 million aggregate principal amount of its 2027B Notes, in a private placement to the initial purchaser for resale to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Rule 144A under the Act.

On April 24, 2007, Linear closed the sale of the Notes. In connection with the closing, on April 24, 2007, Linear entered into an indenture (the “2027A Notes Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), governing the 2027A Notes and issued global notes in the aggregate principal amount of $1.0 billion in the name of Cede & Co. as nominee for The Depository Trust Corporation (“DTC”), and an indenture (the “2027B Notes Indenture” and, together with the 2027A Notes Indenture, the “Indentures”) with the Trustee, governing the 2027B Notes and issued global notes in the aggregate principal amount of $700 million in the name of Cede & Co. as nominee for DTC.

Certain terms and conditions of the Indentures and the Notes governed thereby are as follows:

Maturity. The Notes mature on May 1, 2027.

Interest. The 2027A Notes bear interest at a rate of 3.00% per year. Interest on the 2027A Notes is payable on May 1 and November 1 of each year, beginning on November 1, 2007. The 2027B Notes bear interest at a rate of 3.125% per year. Interest on the 2027B Notes is payable on May 1 and November 1 of each year, beginning on November 1, 2007.

Contingent Interest. Beginning with the six-month period commencing on May 1, 2014 and ending on October 31, 2014, in the case of the 2027A Notes, and the six-month period commencing November 1, 2010 and ending on April 30, 2011, in the case of the 2027B Notes, and for each six-month period from May 1 to October 31 and from November 1 to April 30 thereafter, Linear will pay contingent interest on the interest payment date for the applicable interest period if the average Trading Price (as defined in the applicable Indenture) per $1,000 principal amount of the applicable Notes during the five consecutive trading days ending three trading days before the applicable six-month period equals or exceeds 120% of the principal amount of the applicable Notes.

On any interest payment date when contingent interest is payable, the contingent interest payable per 2027A Note or 2027B Note, as the case may be, will equal 0.25% per year of the average Trading Price of such Note during the applicable five trading-day reference period.

Conversion Rights. See description in Item 3.02 below.

Purchase at Option of Holders Upon a Fundamental Change. If a fundamental change (as defined in the Indentures) occurs, holders of the Notes may require Linear to purchase all or a portion of their Notes at a purchase price in cash equal to 100% of the principal amount of the Notes being purchased, plus the applicable accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Purchase at Option of Holders on Specified Dates. On May 1, 2014, May 1, 2017 and May 1, 2022 in the case of the 2027A Notes and on November 1, 2010, May 1, 2017 and May 1, 2022 in the case of the 2027B Notes (each a “specified purchase date”), holders may require Linear to purchase any outstanding Notes for which a holder has properly delivered and not withdrawn a written purchase notice for cash at a purchase price equal to 100% of the principal amount of the Notes being repurchased plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the specified purchase date.

Optional Redemption by Linear. Linear may redeem the 2027A Notes on and after May 1, 2014, and the 2027B Notes on and after November 1, 2010, in each case, on at least 20 days and no more than 60 days notice, in whole or in part, for cash at a redemption price equal to 100% of the principal amount of the applicable Notes being redeemed, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date.

Ranking. The Notes are Linear’s unsubordinated, unsecured obligations and rank equal in right of payment to all of Linear’s other existing and future unsubordinated, unsecured obligations. The Notes rank junior in right of payment to any of Linear’s secured obligations to the extent of the value of the collateral securing such obligations and are effectively subordinated in right of payment to all existing and future indebtedness and liabilities of Linear’s subsidiaries.

Events of Default. The following constitute events of default under the Indentures that could, subject to certain conditions, cause the unpaid principal on the applicable Notes to become due and payable:

(1)	the default by Linear in the payment when due of any principal of any of the Notes at maturity, upon redemption, upon exercise of a repurchase right or otherwise;

(2)	the default by Linear in payment of any interest, contingent interest or additional interest when due under the Notes, which default continues for 30 days;

(3)	Linear’s failure to deliver all cash and any shares of common stock when such cash and common stock, if any, are required to be delivered upon conversion of a Note, and Linear does not remedy such default within five days;

(4)	the default by Linear in its obligation to provide notice of the occurrence of a fundamental change when required by the applicable Indenture;

(5)	Linear’s failure to comply with its obligations under the provisions of the applicable Indenture regarding consolidation, merger and sale of assets;

(6)	Linear’s failure to comply with any of its other agreements in the Notes or the applicable Indenture upon receipt of notice to Linear of such default from the Trustee or to Linear and the Trustee from holders of not less than 25% in aggregate principal amount of the 2027A Notes or the 2027B Notes, as applicable, then outstanding, and Linear’s failure to cure (or obtain a waiver of) such default within 60 days after Linear receives such notice; provided, however, that Linear shall have 120 days after receipt of such notice to remedy, or receive a waiver for, any failure to comply with Linear’s obligations to file its annual, quarterly and current reports in accordance with the applicable Indenture or to comply with the requirements of Section 314(a)(l) of the Trust Indenture Act so long as Linear is attempting to cure such failure as promptly as reasonably practicable;

(7)	(i) Linear’s failure to make any payment by the end of any applicable grace period after maturity of principal and/or accrued interest with respect to any obligations (other than nonrecourse obligations) of Linear for borrowed money or evidenced by bonds, notes or similar instruments (“Indebtedness”), where the amount of such unpaid and due principal and/or accrued interest is in an aggregate amount in excess of $100.0 million, or (ii) the acceleration of principal and/or accrued interest with respect to Indebtedness, where the amount of such accelerated principal and interest is in an amount in excess of $100.0 million because of a default with respect to such Indebtedness, in any such case of (i) or (ii), without such Indebtedness having been paid or discharged or such acceleration having been cured, waived, rescinded or annulled within a period of 30 days after written notice to Linear by the Trustee or to Linear and the Trustee by the holders of not less than 25% in aggregate principal amount of the 2027A Notes or the 2027B Notes, as applicable, then outstanding. However, if any such failure or acceleration referred to in (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred and any acceleration as a result of the related event of default shall be automatically rescinded; and

(8)	certain events of bankruptcy, insolvency or reorganization affecting Linear or any of its significant subsidiaries.

In connection with the closing of the sale of the 2027A Notes, on April 24, 2007, Linear entered into a registration rights agreement

(the “2027A Notes Registration Rights Agreement”) with the initial purchaser. In connection with the closing of the sale of the 2027B Notes, on April 24, 2007, Linear entered into a registration rights agreement (the “2027B Notes Registration Rights Agreement” and, together with the 2027A Notes Registration Rights Agreement, the “Registration Rights Agreements”) with the initial purchaser.

Under each of the Registration Rights Agreements, Linear has agreed, for the benefit of the holders of the applicable Notes, to file a shelf registration statement with respect to the resale of the applicable Notes and the common stock issuable upon conversion of the applicable Notes not later than 120 days after the first date of original issuance of the applicable Notes and to use its commercially reasonable efforts to cause such shelf registration statement to become effective not later than 180 days after the first date of original issuance of the applicable Notes. Linear also has agreed to use its commercially reasonable efforts to keep such shelf registration statement continuously effective until the earliest of (1) two years from the latest date of original issuance of the applicable Notes, (2) the date when all registrable securities shall have been registered under the Act and disposed of, (3) the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Act and (4) the date on which the registrable securities cease to be outstanding. Additional interest will accrue on the applicable Notes if (1) the applicable shelf registration statement has not been filed with the Securities and Exchange Commission (“SEC”) by the 120th day after the first date of original issuance of the applicable Notes, (2) if the applicable shelf registration statement has not become effective by the 180th day after the first date of original issuance of any of the applicable Notes and (3) after the applicable shelf registration statement has become effective, such applicable shelf registration statement ceases to be effective (without being succeeded immediately by an effective replacement applicable shelf registration statement), or the applicable shelf registration statement or prospectus contained therein ceases to be usable in connection with the resales of the applicable Notes and any common stock issuable upon the conversion of the applicable Notes, in accordance with and during the periods specified in the applicable Registration Rights Agreement for a period of time (including any suspension period) which exceeds 120 days in the aggregate in any consecutive 12-month period because either (i) any event occurs as a result of which the prospectus forming part of such shelf registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, (ii) it shall be necessary to amend such shelf registration statement or supplement the related prospectus to comply with the Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the respective rules thereunder or (iii) the occurrence or existence of any pending corporate development or other material event with respect to Linear or a public filing with the SEC that, in Linear’s reasonable discretion, makes it appropriate to suspend the availability of a shelf registration statement and the related prospectus.

Additional interest will accrue on the 2027A Notes or the 2027B Notes, as applicable, from and including the date on which the registration default shall occur to but excluding the date on which all such registration defaults have been cured, at the rate of (a) 0.25% of the principal amount of the 2027A Notes or the 2027B Notes, as applicable, per year to and including the 90th day following the occurrence of such registration default and (b) 0.50% of the principal amount of the 2027A Notes or 2027B Notes, as applicable, per year from and after the 91st day following such registration default.

If a holder has converted some or all of its Notes into common stock, the holder will not be entitled to receive any additional interest with respect to such common stock or the principal amount of the Notes converted.

The Notes have not been registered under the Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and state securities laws. This Current Report on Form 8-K is not an offer to sell the Notes nor is it soliciting an offer to buy the Notes.

Entry into Accelerated Share Repurchase Program

On April 18, 2007, Linear entered into two confirmations (the “confirmations”) with an affiliate of the initial purchaser (the “repurchase counterparty”) relating to an accelerated share repurchase program (the “Accelerated Share Repurchase Program”). Under the confirmations, Linear will purchase $3.0 billion of shares of Linear common stock from the repurchase counterparty, with the exact number of shares of Linear common stock with respect to the first $1.5 billion to be determined based on the daily volume weighted average price of Linear common stock over an approximately three-month period expected to commence shortly after closing of the Linear’s $1.7 billion offering of the Notes and with the exact number for the remaining $1.5 billion to be determined based on the daily volume weighted average price of Linear common stock (subject to a per share floor price and cap price resulting in a purchase by Linear under that part of the Accelerated Share Repurchase Program of no fewer than approximately 38.9 million shares of common stock and not more than approximately 42.5 million shares of common stock) over the subsequent approximately six-month period.

Pursuant to the terms of the Accelerated Share Repurchase Program, the repurchase counterparty will deliver to Linear the first approximately 47.2 million shares of Linear common stock purchased on April 24, 2007. In addition, on each of May 30, 2007 and June 30, 2007, pursuant to the terms of the Accelerated Share Repurchase Program, the repurchase counterparty will deliver to Linear approximately 12.5 million shares of Linear common stock. On each of these dates, the repurchased shares will be retired, and Linear’s outstanding shares used to calculate earnings per share will be immediately reduced by the number of shares repurchased. At the conclusion of the approximately three-month period expected to commence shortly after closing of Linear’s $1.7 billion offering of the Notes, as a purchase price adjustment of the prepayment with respect to the first portion of the Accelerated Share Repurchase Program, Linear may deliver to the repurchase counterparty, or the repurchase counterparty may deliver to Linear, shares of Linear common stock. The number of shares of Linear common stock to be delivered in connection with such purchase price adjustment, and the party to whom such shares are delivered, will be determined based upon the volume weighted average price of Linear common stock over such three-month period. Thereafter, at the conclusion of the subsequent approximately six-month period, the repurchase counterparty will deliver to Linear the excess, if any, of the final number of shares to be repurchased under the second portion of the Accelerated Share Repurchase Program over the aggregate number of shares of common stock previously delivered with respect to that portion of the Accelerated Share Repurchase Program.

The repurchase was funded with approximately $1.677 billion of net proceeds from the offering of the Notes and existing cash.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Items 1.01 and 3.02 hereof is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 3.02.

As disclosed above, on April 24, 2007, Linear issued and sold $1.0 billion aggregate principal amount of the 2027A Notes and $700 million aggregate principal amount of the 2027B Notes. The Notes were sold pursuant to the Purchase Agreement in a private placement to an initial purchaser for resale to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Act afforded by Section 4(2) of the Act and Rule 144A under the Act. Linear expects to receive approximately $1.677 billion in proceeds after deducting the initial purchaser’s discount of approximately $22.0 million and estimated offering expenses.

The Notes will be convertible only under certain circumstances, as described below, at an initial conversion rate of 20.00 shares of common stock per $1,000 principal amount of 2027A Notes (equivalent to a conversion price of approximately $50.00 per share), subject to adjustment as described in the 2027A Notes Indenture, and at an initial conversion rate of 19.8138 shares of common stock per $1,000 principal amount of 2027B Notes (equivalent to a conversion price of approximately $50.47 per share), subject to adjustment as described in the 2027B Notes Indenture. Upon conversion of a Note, a holder will receive cash in an amount equal to the lesser of the aggregate principal amount and the conversion value of the Note being converted (determined in accordance with the terms of the applicable Indenture) and, cash, shares of Linear’s common stock or a combination of cash and shares of Linear’s common stock, at Linear’s option, for the remainder, if any, of Linear’s conversion obligation, in each case based on a daily conversion value calculated on a proportionate basis for each trading day in the 20 trading-day conversion reference period.

Holders may convert their Notes prior to the close of business on the business day before the final maturity date based on the applicable conversion rate only under the following circumstances: (1) during any calendar quarter after the calendar quarter ending June 30, 2007, if the closing price of Linear’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter, (2) during the five business day period after any five consecutive trading-day period (“the measurement period”) in which the trading price per $1,000 principal amount of the applicable Notes for each trading day of the measurement period was less than 98% of the product of the closing price of Linear’s common stock and the applicable conversion rate on each such day, (3) if Linear has called such Notes for redemption, (4) upon the occurrence of specified distributions to holders of Linear’s common stock or (5) upon the occurrence of specified corporate transactions. In addition, holders may surrender Notes for conversion at any time during the period beginning on March 1, 2027 and ending at the close of business on the business day immediately preceding the maturity date of the Notes.

Upon the occurrence of certain fundamental changes, each as specified in the applicable Indenture, Linear will increase the conversion rate as to the Notes converted in connection with such fundamental change, in each case as described in the applicable Indenture.

Linear intends to use all the net proceeds of the offering, together with cash on hand, to fund the prepayment of an accelerated share repurchase transaction to repurchase $3.0 billion of its common stock that Linear has entered into with an affiliate of the initial purchaser of the Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINEAR TECHNOLOGY CORPORATION

Date: April 24, 2007	By:	/s/ Paul Coghlan
	Name:	Paul Coghlan
	Title:	Vice President, Finance and Chief Financial Officer